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                                                                    EXHIBIT 10.2
                  ANTIBODY MANUFACTURING AND STORAGE AGREEMENT

     This ANTIBODY MANUFACTURING AND STORAGE AGREEMENT (the "Agreement"), dated as of December 17, 1997 by and between Baxter Healthcare Corporation, a Delaware corporation having a place of business at 1627 Lake Cook Road, Deerfield Illinois 60015 ("Baxter") and BIT ACQUISITION CORP., a Delaware corporation having a place of business at Nine Parker, Irvine, California 92618 ("Newco").

                                    RECITALS

     A. Baxter and VIMRx Pharmaceuticals Inc., a Delaware corporation (VIMRx"), have agreed to enter into a strategic alliance in the ex vivo cell therapies business and have formed Newco for that purpose pursuant to an Asset Purchase Agreement dated as of October 10, 1997 by and among Baxter, VIMRx and Newco (the "Acquisition Agreement");

     B. Baxter has agreed to manufacture for Newco certain Isolex(R) and Maxsep(R) Products pursuant to the terms of that certain Hardware and Disposables Manufacturing Agreement (the "Hardware and Disposables Manufacturing Agreement"), to supply to Newco certain other products and components pursuant to that certain Hardware and Disposables Supply Agreement (the "Hardware and Disposables Supply Agreement") each between Baxter and Newco and each of even date herewith (collectively, the "Hardware and Disposables Agreements") and to manufacture certain prototype products for the research market pursuant to the terms of that certain Services Agreement of even date herewith (the "Services Agreement");

     C. Pursuant to the Acquisition Agreement, Baxter has transferred to Newco certain Isolex(R) and Maxsep(R) Technology (as that capitalized term is defined below) as well as other IT Assets relating to Isolex(R) and Maxsep(R) Products (as those capitalized terms are defined below).

     D. Pursuant to the Acquisition Agreement, Baxter and Newco have entered into that certain sublicense of even date herewith relating to CD34+ cell population and related antibody and method patents licensed from Becton, Dickenson and Company to Baxter (the "First BD Sublicense"); that certain sublicense of even date herewith relating to B cell antibodies licensed from Becton, Dickenson and Company to Baxter (the "Second BD Sublicense"); that certain sublicense of even date herewith relating to breast cancer antibodies licensed from Cetus Oncology Corporation, d/b/a Chiron Therapeutics, to Baxter (the "Chiron Sublicense"); and that certain sublicense of even date herewith relating to B cells licensed from Prof. Bernd Dorken to Baxter Deutschland GmbH (the Dorken Sublicense") (the First BD Sublicense, the Second BD Sublicense, the Chiron Sublicense and the Dorken Sublicense are collectively referred to herein as the "Sublicense Agreements") pursuant to which Baxter has granted to Newco licenses to the Licensed
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Technology (as that capitalized term is defined in each of the Sublicense
Agreements) as described therein.

     E. Baxter currently manufactures certain Antibodies (as such capitalized terms is defined below) which are components of the Isolex(R) and Maxsep(R) Products, and certain Reagents and Reagent Kits (as those capitalized terms are defined below) used in connection with the Isolex(R) and Maxsep(R) Products, and is willing to continue to manufacture such Antibodies, Reagents and Reagent Kits for Newco; and

     F. Newco desires that Baxter manufacture for Newco such Antibodies, Reagents and Reagent Kits as described herein and subject to the terms hereof and Baxter is willing to manufacture such Antibodies, Reagents and Reagent Kits.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, Baxter and Newco hereby agree as follows:

     1.  DEFINITIONS

     1.1 Terms Defined in Preamble and Recitals: As used herein, all capitalized terms defined in the Preamble and Recitals of this Agreement shall bear the meanings ascribed to such terms as set forth herein.

     1.2 Terms Not Herein Defined. As used herein, all terms not defined herein shall have the meanings ascribed to them in the Hardware and Disposables Agreements.

     1.3 Other Terms. As used herein, the following capitalized terms shall have the following meanings:


A. "Affiliate" of a party shall mean any entity (i) which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with the party or (ii) fifty percent (50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by the party or any of such party's Subsidiaries. The term "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

               B. "Antibodies" shall mean the antibodies specified in Schedule I attached hereto and such other antibodies as Baxter may

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     agree to produce, pursuant to Section 4 hereof, from time to time in connection with the Isolex(R) and Maxsep(R) Products.

               C. "Cell Lines" shall mean the cell lines specified in Schedule 2 attached hereto.

               D. "Ex Vivo Cell Processing" shall mean the active selection, and any subsequent modification, genetic alteration, activation and/or expansion, of nucleated cells outside the body for therapeutic purposes such as cellular therapy or gene therapy. For the purpose of this definition, "active selection" shall mean processing involving the action of a biological component, such as an antibody or modified antibody, a lectin, or a ligand, to selectively and specifically bind to a particular molecule on the surface of the cells to be selected so as to confer specificity or selectivity for such cells in the cell selection process.

               E. "FDA" shall mean the United States Food and Drug
     Administration.

               F. "FDA-Regulated Non-Baxter Component" shall mean any component of a Reagent Kit which is manufactured by a third party for or on behalf of Baxter and which is either (a) deemed, under applicable law and FDA regulations, to be "intended for use" in an FDA-regulated product or (b) manufactured at any FDA-registered establishment.

               G. "Field of Distribution" shall have the meaning ascribed to such capitalized term in the Marketing, Sales & Distribution Agreement.

               H. "Form FDA-483" shall have the meaning ascribed to it by FDA policy, as the same may be amended or changed from time to time.

               I. "Fully Loaded Cost" means, for either party, such party's cost of manufacturing, performing or acquiring any items or services, in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and, with respect to each party, in accordance with such party's normal accounting policies, all consistently applied, including any

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     royalties payable by such party in connection with manufacturing, performing or acquiring any items or services, but excluding in the case of Baxter's Fully Loaded Cost, any royalty obligations of Baxter that are paid or reimbursed by Newco pursuant to the Sublicense Agreements. Fully Loaded Cost shall not include general corporate allocations or other allocations which are not directly related to the manufacture, performance or acquisition of the item or service, however designated. A charge for the cost of funding the party's working capital needs for such manufacture, performance or acquisition of items or services, including capital expenditures for facilities and/or equipment and capitalized manufacturing costs, will be included in Fully Loaded Cost, which charge will be made at the interest rate paid by Baxter on its then most recent issuance of commercial paper; provided, however, that no charge shall be made for any
                       --------  -------
     cost of, or the cost of funding any, changes in the site of manufacturing any of the Antibodies, Reagents or Reagent Kits, except as expressly provided in this Agreement. In the event any item is acquired or any service is provided for a party from or by an Affiliate of such party, the cost of acquiring such items or services shall be deemed to mean such Affiliate's actual cost of manufacturing, performing or acquiring such items or services in accordance with the principles set forth in this definition of "Fully Loaded Cost". Development costs will be included in Fully Loaded Cost only to the extent such development costs consist of costs for evaluating candidate cell lines and for producing pilot or clinical scale lots of antibodies.

                    J. "Hyland" shall mean the Hyland Division of Baxter.

               K. "Isolex(R) and Maxsep(R) Products" shall have the meaning ascribed to such term in the Hardware and Disposables Manufacturing Agreement.

               L. "Isolex(R) and Maxsep(R) Technology" means automated systems for positive and negative immunomagnetic cell selection.

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               M. "IT Assets" means those Assets set forth in Schedule 2.1(A) of the Acquisition Agreement that consist of personal property currently utilized by Baxter solely in connection with manufacturing the Isolex(R) and Maxsep(R) Products, including equipment, molds and tools.

               N. "Manufacturing Facility" means any production site selected by Baxter or a Subcontractor of Baxter for manufacture of the Antibodies, Reagents or Reagent Kits.

               O. "Marketing, Sales & Distribution Agreement" means the Marketing, Sales & Distribution Agreement by and between Baxter and Newco of even date herewith.

               P. "Master Scheduling System" shall mean the computerized master scheduling system currently used by Baxter in connection with the production of Antibodies, as such system may be changed by Baxter from time to time.

               Q. "Non-Compete Agreement" means the Non-Competition and Confidentiality Agreement, by and among Baxter, VIMRx and Newco of even date herewith.

               R. "Product Field" means use of the Isolex(R) and Maxsep(R) Technology in the treatment, mitigation or prophylaxis of diseases, including research into such activities, through Ex Vivo Cell Processing.

               S. "Quality Manual" shall mean the quality manual currently used in connection with the production of the Antibodies, Reagents or Reagent Kits, as such manual may be changed from time to time.

               T. "Quality System Regulation" ("QSR") shall have the meaning ascribed to it by the rules and regulations of the FDA, as may be amended or changed from time to time.

               U. "Reagents" means the reagents specified in Schedule 1 attached hereto and such other reagents as Baxter may agree to produce, pursuant to
     Section 4 hereof, from time to time in connection with the Isolex(R) and Maxsep(R) Products.

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               V. "Reagent Kits" means the reagent kits specified in Schedule 1 attached hereto and/or any components thereof and such other reagent kits as Baxter may agree to produce, pursuant to Section 4 hereof, from time to time in connection with the Isolex(R) and Maxsep(R) Products.

               W. "Regulatory Approval" means (1) in the United States, approval from the FDA and any other United States governmental authority (or agency or other political subdivision thereof) necessary for Newco to have the right to market, sell or distribute the Isolex and Maxsep(R) Products in the United States to the public at large for use in the Product Field (including the Field of Distribution) and (2) outside the United States, an analogous order by a non-U.S. governmental authority (or agency or other political subdivision thereof) necessary for Newco to have the right to market, sell or distribute, and the right to be paid or reimbursed for, the Isolex(R) and Maxsep(R) Products in a country (other than the United States) to the public at large for use in the Product Field (including the Field of Distribution).

               X. "Section 305 Hearing" shall have the meaning ascribed to it by the Federal Food, Drug, and Cosmetic Act (the "Act") and implementing regulations of the FDA, as may be amended or changed from time to time.

               Y. "Standard Operating Procedure System" shall mean the standard operating procedures used in connection with the production of Antibodies, as such procedures may be changed from time to time.

               Z. "Subcontractor" means a third party who produces and/or supplies an Antibody, Reagent or reagent kit (but not the separate components thereof), or any FDA-Regulated Non-Baxter Component thereof, to or on behalf of Baxter under contract.

               AA.       "Subsidiary" means, as to any party, any corporation of
     which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the Board of directors of such corporation

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     (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the party, by one or more of its subsidiaries, or by the party and one or more of its subsidiaries.

               BB.       "Supplied Products" means those products supplied by
     Baxter to Newco under the terms of the Hardware and Disposables Supply Agreement.

               CC.       "Value Improvement Process" shall mean the Value
     Improvement Management System currently used in connection with the production of Antibodies, as such system may be changed from time to time.


DD. "Warning Letter" shall have the meaning ascribed to it by FDA policy, as the same may be amended or changed from time to time.

               EE.       "Term" shall mean, individually and collectively, the
     term of this Agreement as provided in Section 2.

          2. TERM. The term of this Agreement shall be five (5) years from the date hereof.

          3.   CELL LINES.

          3.1 Grant: Newco hereby grants Baxter the non-exclusive right to use the Cell Lines during the Term to produce Antibodies pursuant to the terms of this Agreement for Newco's use and sale.

          3.2 Cell Pro Litigation: In the event that Baxter requires use of the Cell Lines to meet Baxter's performance of certain obligations relating to the CellPro Litigation as set forth in Section 8 of that certain License Agreement of even date herewith with respect to the First BD License Agreement (as defined therein), Newco agrees to make such Cell Lines available to Baxter for such use.

          3.3 Care of Cell Lines: Baxter shall have no right to retain possession of master cell banks or otherwise use the Cell Lines except as set forth in Section 3.1 and 3.2 hereof. Baxter shall at all times endeavor to keep the Cell Lines secure and safe from loss and damage in such manner as Baxter shall determine in accordance with the Standard Operating

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Procedures System.  Upon transferring any portion of a master or working cell bank to Newco, or to Newco's designee, at Newco's request, Baxter shall conduct viability testing prior to shipment of such master or working cell bank and shall retain reports of such testing for Newco's inspection. Newco shall assume full responsibility for shipping such master or working cell banks and all such shipments shall be FOB the facilities where such master or working cell banks are kept by Baxter.

          4. MANUFACTURING. During the Term, Baxter shall manufacture for Newco those Antibodies, Reagents and Reagent Kits specified in Schedule 1
                                                               ----------
hereto. In the event Baxter elects to discontinue producing any specific Antibody altogether and provides Newco with twenty-four (24) months' written notice of such discontinuation, Baxter shall then supply to Newco the master cell bank for the Cell Line relating to such discontinued Antibody. Baxter may make such an election to discontinue producing any Antibody pursuant to this
Section 4 effective only after the date that is three (3) years after the date of this Agreement; and Baxter hereby agrees that in the event that it makes such an election, it will, at Newco's expense, for a period of twenty-four (24) months make all reasonable efforts to provide Newco or Newco's third party manufacturer with such support, assistance and manufacturing know-how as shall be required by Newco to effect an orderly transition. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Newco from having antibodies, reagents or reagent kits with the same specifications as the Antibodies, Reagents, and Reagent Kits produced by Newco or third parties on behalf of Newco. Nothing herein contained shall oblige Baxter to continue producing or Newco to continue purchasing Antibodies, Reagents or Reagent Kits if such production is reasonably believed by Newco or by Baxter, as the case may be, to violate any applicable law or license or if the Antibodies, Reagents, or Reagent Kits produced infringe a third party's patent or other intellectual property rights, provided that Baxter will cooperate with Newco, to the extent
                 --------
commercially feasible, to develop and implement such changes as may be necessary to bring such Antibody, Reagent or Reagent Kit, as the case may be, into compliance or to prevent such infringement, and Baxter will continue to produce after a finding of infringement if Newco or Baxter reaches an agreement with the third party which permits future production without infringement. In the event that Baxter, in its sole discretion, agrees to manufacture for Newco any additional antibodies, reagents or reagent kits and Baxter and Newco enter into a separate written agreement on mutually agreeable terms (including price) with respect to the terms of such production, then Baxter will produce such additional antibodies, reagents or reagent kits as the two parties may so agree, and such additional antibodies, reagents or reagent kits will be treated for all purposes of this Agreement as Antibodies, Reagents or Reagent Kits, as the case may be.

          5. USE OF IT ASSETS. During the Term, Newco shall provide to Baxter the use and possession of (at Baxter's Manufacturing Facilities described in Section 8.1 below), but not title to, those IT Assets (including the master cell banks containing the Cell Lines) which are required by, or may be useful for, Baxter in producing the Antibodies pursuant to this Agreement, as set forth on
Schedule 3 attached hereto.

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          6.  TRADEMARK LICENSE AND LABEL COPY.

          6.1 Trademark License: Newco hereby grants to Baxter and Baxter accepts a non-exclusive royalty-free worldwide license to use Newco's trademarks, trade names, service marks, corporate logos and copyrighted materials solely in connection with the manufacture, use and sale of the Antibodies to or on behalf of Newco during the Term pursuant to the terms of this Agreement, provided that Newco has reviewed and approved in writing each use or display of such Newco trademarks, trade names, service marks, logos and materials. If any such Newco trademark, trade name, service mark, logo or material is to be used in connection with the Antibodies, Baxter shall obtain prior written authorization from Newco (which authorization may be withheld by Newco in its sole discretion) for such use and for all subsequent changes to any art work, labels, inserts, advertising, packaging or marketing materials that incorporate such Newco trademark, trade name, service mark, logo or materials. No other use of Newco's trademarks, trade names, service marks, logos and copyrighted materials is permitted during or after the Term of this Agreement.

          6.2 Label Copy: Newco shall provide all labeling, product inserts and packaging for the Antibodies provided that Baxter has reviewed and
                                         --------
approved in writing each use or display on such labels, inserts or packaging of any trademark, trade name, service mark or logo used or owned by Baxter, other than any trademark, trade name, service mark or logo licensed to Baxter pursuant to Section 6.1 of this Agreement. If a trademark, trade name, service mark or logo owned or used by Baxter or its parent corporation, other than any trademark, trade name, service mark or logo licensed to Baxter pursuant to
Section 6.1 of this Agreement, is to be used in connection with the Antibodies (except to the extent such use is mandatory in connection with the labeling requirements of applicable law) Newco shall obtain prior written authorization from Baxter (which authorization may be withheld by Baxter in its sole discretion) for such use and for all subsequent changes to the art work, labels, inserts or packaging for the Antibodies that incorporate such a Baxter trademark, trade name, service mark or logo. Each use of such a Baxter trademark, trade name, service mark or logo shall inure to the benefit of Baxter and its parent company. Should any such use vest in Newco any rights in a trademark, trade name, service mark or logo used by Baxter, other than any trademark, trade name, service mark or logo licensed to Baxter pursuant to
Section 6.1 of this Agreement, Newco shall transfer such rights to Baxter or its designee upon the request of Baxter. Except as provided in this Agreement, Newco shall not use any trademark, trade name, service mark or logo claimed by Baxter or any confusingly similar trademark, trade name, service mark or logo during or after the Term of this Agreement.

          7.   CONTACTS/PLANNING COMMITTEE.

          7.1 Administration: Administration of this Agreement will be accomplished by the establishment of a "Production Operating Team." The Production Operating Team will consist of representatives from each of Newco and Baxter, who typically would include the individuals identified in Schedule 4, or other persons of an appropriate level of authority and

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responsibility.  Each party will select representatives and shall notify the other party of such selections and any changes thereto. The Production Operating Team will meet (in person or by teleconference) at least once in each calendar quarter to review the progress of Newco and Baxter in the execution of this Agreement and to develop, review and agree on specific plans and programs designed to assure that Baxter can fulfill orders placed by Newco. The Production Operating Team will develop a process to agree upon short-term and long-term forecasts, orders and production planning schedules and to conduct any other business to discharge its responsibilities pursuant to the provisions of this Agreement. Regardless of the number of representatives selected by each of Baxter and Newco for service on the Production Operating Team, the representatives of each party shall have, in the aggregate, a single vote in all matters to be decided by the Production Operating Team. If, in the course of conducting the activities contemplated in these Agreements, the Production Operating Team cannot resolve a matter of difference between Baxter and Newco representatives, or cannot reach agreement on a matter within its area of responsibility under the terms of this Agreement, the Production Operating Team shall promptly refer the matter to the Manufacturing Oversight Committee.

          7.2 Manufacturing Oversight Committees: The "Manufacturing Oversight Committee" will consist of representatives from each of Newco and Baxter and typically would consist of Newco's Director/Vice President, Manufacturing and Logistics; Newco's Vice President, Global Marketing; and Newco's Vice President, Business Development; Baxter's Vice President, Monoclonal and Plasma Operations from Hyland; and/or such other representatives as may be designated by Baxter and Newco. The Manufacturing Oversight Committee will meet once a year or more often as necessary to carry out its responsibilities hereunder, and shall review and approve the plans, programs and recommendations prepared by the Production Operating Team. Regardless of the number of representatives selected by each of Baxter and Newco for service on the Manufacturing Oversight Committee, the representatives of each party shall have, in the aggregate, a single vote in all matters to be decided by the Manufacturing Oversight Committee. The Manufacturing Oversight Committee will review and decide any matter in dispute referred to it by the Production Operating Team. When the Manufacturing Oversight Committee cannot agree on the resolution of any matter within its area of responsibility hereunder, it shall promptly refer the matter to the Corporate Committee for resolution in accordance with this Agreement.

          7.3 Corporate Committee: The "Corporate Committee" will consist of one representative each from VIMRx and Baxter, who ordinarily will be the President and CEO of VIMRx and the President of Hyland, respectively. The Corporate Committee will meet only as needed to resolve any dispute or otherwise undecided matter referred to it by the Manufacturing Oversight Committee. If the Corporate Committee cannot come to an agreement with respect to any matter, the matter will be referred to arbitration as provided in this Agreement.

          7.4 Responsibilities: Newco and Baxter will cooperate to identify their separate responsibilities hereunder, and will diligently execute those responsibilities to assure a

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continuous, uninterrupted supply to the market for all Antibodies, Reagents and
Reagent Kits. For guidance and illustrative purposes, a list of the various responsibilities to be assumed by Newco and Baxter for purposes of this Agreement are attached on Schedule 5. Whenever the need for functions and
                          ----------
responsibilities not previously identified or assumed by either Newco or Baxter becomes evident, the relevant Manufacturing Oversight Committee will assign such functions or responsibilities.

          8.   PRODUCTION AND PRODUCTION SITES.

          8.1 Production Sites: Baxter's and its Subcontractors' production of the Antibodies, Reagents and Reagent Kits (including components thereof) may be carried out at any of Baxter's or its Subcontractors' Manufacturing Facilities, with the original Manufacturing Facilities selected by Baxter and its Subcontractors as set forth on Schedule 6 attached hereto;
                                              ----------
provided that the cost of effecting any change of the Manufacturing Facilities
--------
from the original sites selected by Baxter, or of effecting any subsequent change, shall not be included in Fully Loaded Cost, the new facilities meet any applicable QSR and other regulatory requirements (or, in the case of a Baxter Subcontractor, to Baxter's knowledge the new facilities meet any applicably QSR and other regulatory requirements), and any change in facilities does not require submission and approval of a Post-Marketing Approval ("PMA") supplement or foreign marketing application by Newco. If Newco determines a PMA supplement approval or foreign marketing authorization or approval is necessary, Baxter (and/or its Subcontractor) and Newco shall agree to the allocation of costs related to preparation and submission of the PMA supplement or foreign application and Baxter or the relevant Subcontractor shall continue to supply Newco from existing facilities, pending PMA supplement or foreign approval.

          8.2 Closing of Munich Facility. Baxter and Newco acknowledge that prior to the date of this Agreement, Baxter was manufacturing certain of the Antibodies at a manufacturing facility in Munich, Germany (the "Munich Facility"), and that Baxter intends to close such Munich Facility. Baxter will bear all of the costs and expenses associated with closure of the Munich Facility, and all of the costs and expenses of establishing and preparing alternative facilities for the manufacture of the Antibodies previously manufactured at the Munich Facility, provided, however, that such costs and
                                     --------  -------
expenses shall not include any costs and expenses of transferring any employee previously employed at the Munich Facility to employment within the United States. A charge for Baxter's costs and expenses of establishing and preparing alternative facilities for the manufacture of the Antibodies previously manufactured at the Munich Facility will be included in Baxter's Fully Loaded Cost hereunder. During the term, Baxter will provide, at its Fully Loaded Cost thereof, storage within Europe of the master cell bank of the T Cell antibody, and will provide support, assistance and manufacturing know-how to effect an orderly transition to manufacture of such antibody by a third-party manufacturer in the same manner as set forth in Section 4 hereof with respect to discontinuance of manufacturing of an Antibody.

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          8.3  Production of Antibodies, Reagents and Reagent Kits:  In
producing the Antibodies, Reagents and Reagent Kits Baxter and its Subcontractors shall comply with all applicable QSR or applicable state or foreign regulatory requirements except to the extent a relevant requirement has been allocated to Newco under the Agreements between Newco and Baxter. More specifically, as applicable, Baxter or its Subcontractor, as the case may be, shall:

               A. Expand and continuously passage the appropriate Cell Lines to produce such Antibodies as requested by Newco;

               B. Comply with all relevant materials, manufacturing and in-process controls, label control and quality control specifications, product drawings/blueprints and operating procedures which are applicable at the time of manufacture to the manufacture of the Antibodies, Reagents, and Reagent Kits or as they shall be changed by Newco with the prior written consent of Baxter or a Subcontractor with respect to material changes (which consent shall not be unreasonably withheld);

               C. Perform the release function for each lot of Antibodies, Reagents and Reagent Kits;

               D. Prepare and maintain all appropriate records, and all manufacturing records required for regulatory purposes, for each lot, including records of any product retentions which may have been issued against the lot during the manufacturing process, the action taken, and the disposition of the retention;

               E. Maintain and comply with the quality system as described in its current Quality Manual applicable to the Antibodies, Reagents or Reagent Kits or as subsequently changed generally for all products of that type manufactured by such manufacturer; and

               F. Maintain and comply with its Standard Operating Procedure System which is currently applicable to manufacturing Antibodies, Reagents or Reagent Kits (relating to product manufacturing, testing and critical engineering system monitoring and control, cleaning/sanitation, calibration of equipment, preventative maintenance, employee training, pest control, environmental control/monitoring,

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

     equipment/process validation, labeling/packaging control, failure investigation, internal quality audits, handling of customer calls and complaint forwarding, computer systems validation and maintenance, product release, product/process change control and delegation of authority), as such Standard Operating Procedure System may be amended by such manufacturer from time to time.

          8.4 Materials and Services: Baxter and its Subcontractors shall purchase all materials and services required to produce the Antibodies, Reagents and Reagent Kits (the cost of which will be reimbursed by Newco as part of Fully Loaded Cost). Baxter and its Subcontractors may change suppliers of materials or services without the prior consent of Newco, provided that (i) there is no
                                                --------
material increase in the price of the Antibodies, Reagents and Reagent Kits to Newco, (ii) a PMA supplemental approval or foreign marketing authorization or approval for any Antibody, Reagent or Reagent Kit or for any product incorporating any of the Antibodies, Reagents or Reagent Kits as a component thereof is not necessary, and (iii) the production of the Antibodies, Reagents and Reagent Kits otherwise conforms to the terms of this Agreement (including Sections 8.3 and 12.2)

          8.5 Title to Cell Lines and Records: Baxter acknowledges that the Cell Lines, and all documents and records relating to the history and Regulatory Approval of the Cell Lines, including without limitation regulatory files maintained by Baxter pursuant to its obligations under Sections 8.3 and
12.2 hereof, are and shall remain the property of Newco or of the relevant third-party licensor of certain of the Cell Lines, as the case may be. Baxter will provide Newco with copies of all relevant documents, records and regulatory files promptly upon Newco's request.

          9. CHANGE OF PRODUCTION SITES/OUT SOURCING MANUFACTURE. After consultation with the Manufacturing Oversight Committee and after written notice to Newco (but without the requirement of prior consent), Baxter or a Subcontractor of Baxter may change the current production site of any of the Antibodies, Reagents or Reagent Kits or outsource the production of any of the Antibodies, Reagents or Reagent Kits; provided that (i) there is no material
                                      --------
increase in the price of the Antibodies, Reagents and Reagent Kits to Newco,
(ii) a PMA supplemental approval or foreign marketing authorization or approval for any Antibody, Reagent or Reagent Kit or for any product incorporating any of the Antibodies, Reagents or Reagent Kits as a component thereof is not necessary, (iii) Newco's rights to any IT Assets (including but not limited to the Cell Lines) are not materially adversely affected thereby, and (iv) the production of the Antibodies, Reagents and Reagent Kits otherwise conforms to the terms of this Agreement (including Sections 8.3 and 12.2) or Baxter causes a relevant third party to comply with the terms of this Agreement in connection with outsourced production of the Antibodies, Reagents or Reagent Kits, as the case may be. Newco and Baxter agree that nothing contained in this Agreement shall require Baxter or a Subcontractor to change, or open any new or additional,

Manufacturing Facilities, apart from any upgrades in its Manufacturing Facilities that Baxter or a Subcontractor may, in its sole discretion, make in order to meet the specifications for production of the Antibodies, Reagents or Reagent Kits applicable at any time and any changes as may be necessary to enable Baxter or a Subcontractor to satisfy its obligations hereunder to deliver Antibodies, Reagents or Reagent Kits to Newco. With respect to production site changes, new outsourcing and facilities upgrades, Baxter or its Subcontractor will provide Newco with sufficient advance notice to allow Newco to comply with any applicable regulatory requirements. If Newco determines a PMA supplemental approval or state, local or foreign marketing authorization or approval is necessary, Baxter (and/or its Subcontractor) and Newco shall agree to the allocation of costs related to preparation and submission of the PMA supplement or other application. New production sites, outsourcing and facility upgrades shall not be utilized relative to Antibodies, Reagents or Reagent Kits pending PMA supplemental or other approval, unless consistent with FDA and other applicable regulations.

          10.  FACILITY ACCESS AND AUDITS.

          10.1 Facility Access: During the Term, Baxter and any Baxter Subcontractor shall permit Newco access to all areas of the Manufacturing Facilities, upon reasonable prior notice and scheduling by Newco during normal business hours, for the examination of production or quality records or to perform QSR audits. Newco's access to such Manufacturing Facilities shall be arranged by and coordinated through the Production Operating Team.

          10.2 Audits: Newco may audit Baxter's and Baxter Subcontractors' books and records for the purpose of determining compliance with the terms of this Agreement. Newco may use independent outside auditors (who may participate fully in such audit). In the event that an audit is proposed with respect to information which Baxter or its Subcontractor does not wish to disclose to Newco (the "Restricted Information"), then on the written demand of Baxter or such Subcontractor, the individuals conducting the audit with respect to the Restricted Information will be limited to Newco's independent auditors. In such event, Baxter or such Subcontractor shall pay the costs of the independent auditors conducting such audit, but only with respect to that portion of the audit relating to the Restricted Information. Such independent auditors shall enter into an agreement with the relevant parties, on terms that are agreeable to such parties, under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit and establishing what information such auditors will be permitted to disclose in reporting the results of any audit of Restricted Information. Any such audit shall be conducted during regular business hours in a manner that does not interfere unreasonably with the operations of Baxter or its Subcontractor. The aggregate number of audits of Baxter's or its Subcontractor's books and records conducted under the provisions of this Agreement; the Sublicense Agreements; the Hardware and Disposables Manufacturing Agreement; the Hardware and Disposables Supply Agreement; the Marketing, Sales and Distribution Agreement, and the Services Agreement shall not exceed one (1) per facility in any twelve (12) month period unless the next preceding audit disclosed a failure to conform to the terms of any such Agreement or unless Manufacturing Facility receives a Form FDA-483 in the twelve (12) months following any audit. Subject to the foregoing limitations, any such audit shall be conducted when requested by notice given not less than thirty (30) days prior to the commencement of the audit.

          10.3 Baxter Subcontractors: Newco's rights to facility access and to audit books and records pursuant to this Section 10, process validation pursuant to Section 11 below, and Newco's rights to participation and co-operation in certain regulatory compliance matters pursuant to Sections 12.2(D),
(E), (F), (G), (H), (I) and (J) below are, in the case of Baxter's Subcontractors, subject to the limits on Baxter's rights under its agreements with such Subcontractors. Baxter will use its best efforts, without the requirement of payment of money, to cause all of its Subcontractors to permit facility access, the right to audit books and records, process validation, and Newco's rights to participation and cooperation in regulatory compliance matters as set forth herein with respect to the Antibodies, Reagents and Reagent Kits as provided in this Section 10, Section 11 below and Sections 12.2(D), (E),
(F), (G), (H), (I) and (J) below.

          11. PROCESS VALIDATION. During the Term, at Newco's request, Baxter and its Subcontractors shall permit Newco to review production validation protocols and results with respect the Antibodies, Reagents and Reagent Kits. Such review shall be arranged by the Production Operating Team.

          12.  COMPLIANCE WITH REGULATORY REQUIREMENTS.

               12.1 Newco Responsibilities: Newco shall:


A. Prepare, obtain approval of, and hold all applications, notifications, submissions and regulatory files required by the FDA and the Act or state, local or foreign authorities and laws relating to all products which incorporate the Antibodies, Reagents or Reagent Kits as a component thereof, except such files and records as are agreed to be maintained by Baxter or a Baxter third party sub-contractor pursuant to other Agreements between Newco and Baxter.

               B. Provide Baxter with copy for all labeling relating to all products which incorporate the Antibodies, Reagents and Reagent Kits as a component thereof, which labeling shall comply with FDA and any relevant state or local requirements, as well as with all applicable foreign regulatory requirements.

                    C. Be responsible for handling product complaints and maintenance of complaint files and records related to products which incorporate the Antibodies, Reagents or Reagent Kits as a component thereof, and notify Baxter of complaints regarding Antibodies, Reagents and Reagent Kits.

               D. File with FDA medical device reports (MDRs) under 21 C.F.R.
     part 803 regarding products which incorporate the Antibodies, Reagents or Reagent Kits as a component thereof.

               E. Administer all mandatory notifications, repairs, replacements and refunds, safety alerts, "cease distribution and notification" and mandatory recall actions, voluntary recalls, market withdrawals and stock recoveries, and device removals and corrections, as defined or understood under law or FDA policy, or related or analogous actions by any applicable state, local or foreign regulatory authorities involving products which incorporate the Antibodies, any applicable state, local or foreign regulatory authorities Reagents or Reagent Kits as a component thereof.

               F. Register with the FDA as a specifications developer and register with any applicable state, local or foreign regulatory authorities.

               G. List with the FDA and state, local or foreign authorities, as necessary, those products which incorporate the Antibodies, Reagents or Reagent Kits as a component thereof.

               H. Comply with any PMA Post-Approval Requirements or any other post-approval requirements applicable to products which incorporate the Antibodies, Reagents, or Reagent Kits as a component thereof.

               I. Respond in a timely manner, after consultation with Baxter or a relevant Baxter third party sub-contractor, to any Form FDA-483, Warning Letter or Section 305 Notice received, and any other notices or letters received from the FDA, a state or local regulatory authority, or an analogous regulatory authority outside the United States, which relate to products which incorporate the Antibodies, Reagents or Reagent Kits as a component thereof.

               J. Comply with all European Union and other foreign regulatory requirements, as applicable to products which incorporate the Antibodies, Reagents or Reagent Kits as a component thereof.

               K. Provide Baxter with reasonable access to and a copy of such portions of Newco's regulatory files relating to the Antibodies, Reagents and Reagent Kits as Baxter shall reasonably request.

               12.2 Baxter Responsibilities: Baxter shall; and, as applicable, shall require any Subcontractor to;

A. Appropriately register its manufacturing establishments with the FDA and other regulatory agencies as required;

               B. Maintain required ISO and EN certification for each Manufacturing Facility, and comply with all EU and other applicable foreign regulatory requirements.

               C. Comply with the QSR requirements and other relevant regulations issued by the FDA, state, local or other regulatory agencies and in effect from time to time, except to the extent that a QSR or other regulatory obligation has been allocated to Newco under the Agreements between Newco and Baxter.

               D. When practicable, permit Newco to send a representative to attend, or when such attendance is not permitted or practicable, provide Newco with periodic progress reports on every visit to a relevant Manufacturing Facility by the FDA or other regulatory agency which affects or concerns the manufacture of the Antibodies Reagents or Reagent Kits (such reports to be given as frequently as reasonably possible, but not more often than once in each 24-hour period, during that portion of the visit which directly affects or concerns any Antibody, Reagent or Reagent
     Kit). Newco shall be provided with a copy of any Form FDA-483, Establishment Inspection Report (EIR and/or Warning or "untitled" Letter generated as a result of an FDA visit, or any equivalent foreign, state or local document generated as a result of an inspectional visit, and responses thereto (which copies may be redacted to the extent necessary to protect confidential information unrelated to the Antibodies, Reagents or Reagent Kits, provided that such redaction does not prevent Newco from
                   --------
     discerning any information that is related to the Antibodies, Reagents or Reagent Kits. Newco shall also be apprised as soon as possible of the time and place of any "close out" meeting at the end of an FDA or other agency visit and be allowed to attend the meeting when the meeting directly affects or concerns any Antibody, Reagent or Reagent Kit, provided that, in
                                                               --------
     the discretion of Baxter's or its Subcontractor's regulatory professionals, the presence of a Newco representative would not prejudice Baxter's or its Subcontractor's interests.

               E. Respond, in a timely manner, after consultation with Newco, to any Form FDA-483, Warning or "untitled" Letter or Section 305 Notice received, and any other notices or letters received from the FDA, a state or local regulatory authority, or an analogous regulatory authority outside the United States, which relate to the Antibodies, Reagents or Reagent Kit.

               F. Communicate and forward to Newco product complaints received relating to the Antibodies, Reagents or Reagent Kits and cooperate, as mutually agreed by the parties, with Newco in the resolution of such product complaints.

               G. Maintain and store production records relating to the manufacture of Antibodies, Reagents and Reagent Kits as required by its record retention policy, as amended from time to time.

               H. Cooperate with Newco, as mutually agreed by the parties, in connection with mandatory notifications, repairs, replacements, and refunds, safety alerts, "cease distribution and notification" and mandatory recall actions, voluntary recalls, market withdrawals and stock recoveries, and device removals and corrections, as defined or understood under law and FDA policy, or related and analogous actions related to the Antibodies, Reagents or Reagent Kits produced for Newco. Such cooperation shall be at Newco's expense, subject to the provisions of Section 12.3 below.

               I. Cooperate with Newco in Newco's preparation and filing of MDRs and compliance with PMA and other post-approval requirements regarding products which incorporate the Antibodies, Reagents or Reagent Kits as a component thereof. Such cooperation shall be at Newco's expense, subject to the provisions of Section 12.3 below.

               J. Provide Newco with reasonable access to and a copy of such portions of its regulatory files relating to the Antibodies,

     Reagents and Reagent Kits as Newco shall reasonably request.

          12.3 Regulatory Actions: In the event that Newco takes a regulatory action relative to any of its products which contain or use Antibodies, Reagents or Reagent Kits produced by Baxter or a Baxter Subcontractor pursuant to this Agreement (the "Newco Products") or relative to a Newco Product component, and such action is due solely to Baxter's failure or its sub-contractor's failure to produce the Newco Products in accordance with its responsibilities under Sections 8.3, 9 or 12.2 of this Agreement, then Baxter shall pay or reimburse Newco for all out-of-pocket costs and expenses incurred by Newco due to such action, including expenses or obligations to third parties, the cost of notifying customers, costs associated with the return of Newco Products by customers, and costs related to otherwise addressing, handling or correcting Newco Products. In the event that such action is due in part to Baxter's or its sub-contractor's failure to manufacture any Newco Product in accordance with its responsibilities under this Agreement, Baxter shall pay or reimburse Newco for such part of Newco's out-of-pocket costs and expenses as shall be agreed by the parties or by the Corporate Committee, or as shall be determined in binding arbitration pursuant to Section 32 of this Agreement. For purposes of this paragraph, "regulatory action" means mandatory notification, repairs, replacements and refunds, safety alerts, "cease distribution and notification" and mandatory recall actions, voluntary recalls, market withdrawals, and stock recoveries, and device removals and corrections, as defined or understood under law or FDA policy, or related or analogous actions.

          13.  FORECASTS AND ORDERS

          13.1 Forecasts: Newco shall supply to Baxter a rolling two year forecast of its estimated requirements for all Antibodies, Reagents and Reagent Kits on a quarterly basis. Such forecast shall state monthly estimated requirements for each Antibody and for Reagents and Reagents Kits included in the forecast, using data supplied by Baxter from Baxter's Master Planning Schedule and reviewed by the appropriate Production Operating Teams. The two year forecast for the two year period beginning on the date hereof was delivered to Baxter on the date hereof.

          13.2 Purchase Orders: Newco shall supply the following information on a purchase order submitted to Baxter at least eight (8) months before the requested delivery date:

               A         Number of units ordered of each Antibody, Reagent or
     Reagent Kit; and

               B. Requested delivery date of the Antibodies, Reagents and Reagent Kits ordered in the purchase order.

          13.3 Production in Excess of Orders: If Baxter's actual production of Antibodies exceeds Newco's orders, Newco shall purchase such excess, up to [Confidential Information Omitted] above Newco's orders; provided that Newco's
                                                       --------
orders for the next month shall be reduced by such excess unless Newco requests that such reduction not be made.

          13.4 Production Below Amount of Orders: If, due to the fault or error of Baxter or a third-party supplier or sub-contractor of Baxter, and subject to the provisions of Section 28 of this Agreement, Baxter fails to deliver Antibodies in the quantities specified in Newco's orders, Baxter shall take such action as may be necessary to cure such failure as rapidly as is commercially reasonable, including without limitation, the actions specified with respect to various fill rates as follows:


A. If production for any month is [Confidential Information Omitted] of Newco's firm orders or lower, Baxter shall (i) increase its production in the next following month as reasonably necessary to satisfy both the unfilled orders and the firm orders for such next following month, and (ii) pay air freight and other extraordinary shipping costs reasonably necessary to deliver delayed Antibodies to Newco or Newco's product manufacturer until Baxter has brought production into compliance with firm orders. The [Confidential Information Omitted] fill rate commitment established pursuant to this Section 13.4A may be adjusted by the parties during the Term hereof as may be appropriate to reflect actual manufacturing experience.

               B. If production for any month is [Confidential Information Omitted] of Newco's firm orders (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, or if production for any three consecutive months is [Confidential Information Omitted] of Newco's firm orders (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, Baxter shall (i) take the remedial measures set forth in Section 13.4(A), (ii) promptly prepare and present to the Production Operating Teams a plan for restoring compliance with firm orders, and (iii) promptly implement such measures to restore compliance with firm orders as are directed by the Production Operating Teams, including without limitation, changing or allocating additional manufacturing resources.

               C. If, after the first twelve (12) months of the Term of this Agreement, production for any three consecutive months is [Confidential Information Omitted] of Newco's firm orders (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, or if production for any six

     (6) consecutive months is [Confidential Information Omitted] of Newco's firm orders (as increased by the number of unfilled orders, if any, carried over from the previous month) or lower, Baxter shall, at Newco's option, either (i) take the remedial measures set forth in Section 13.4(B) or (ii) assist Newco to transfer all manufacturing of Antibodies, Reagents and Reagent Kits to a third party alternative manufacturer selected by Newco, with such assistance to include without limitation the transfer of such Cell Lines, master cell banks, inventory, raw materials, work in process, IT Assets, specifications, drawings/blueprints, copy of regulatory files, and such other property used in manufacturing the Antibodies, Reagents and Reagent Kits hereunder and owned by Newco or by third-party licensors, or owned by Baxter and previously charged to Newco as part of Fully Loaded Cost; transfer all information and technical know-how concerning Baxter manufacturing processes required for production of the Antibodies, Reagents and Reagent Kits; provide the services of technical personnel as needed to effect such transfers of information and technical know-how; and continue to manufacture the Antibodies, Reagents and Reagent Kits during the transition to an alternative manufacturer until such alternative manufacturer is able to meet market demand for the Antibodies, Reagents and Reagent Kits, provided that Newco and such alternative manufacturer are making good faith efforts to effectuate the transition and to enable such alternative manufacturer to meet market demand for the Antibodies, Reagents and Reagent Kits. Any third party alternative manufacturer selected by Newco must (a) agree to be bound, to the same extent that Newco is bound, by the provisions of that certain Non-Competition and Confidentiality Agreement among Baxter, VIMRx and Newco of even date herewith, and (b) be approved by the Corporate Committee.

The provisions of this Section 13.4 shall not apply to Antibodies, Reagents and Reagent Kits manufactured for use in clinical trials. Except with respect to Antibodies, Reagents and Reagent Kits manufactured for use in clinical trials (as to which Section 13.4 does not apply), the provisions of this Section 13.4 shall be the sole remedy available to Newco in the event that Baxter fails to satisfy Newco's firm orders made pursuant to this Section 13, provided that Baxter is endeavoring in good faith to satisfy its obligations to Newco in accordance with the terms of this Agreement, including without limitation, this
Section 13.4.

          13.5 Transition Period: Baxter and Newco acknowledge that during the first twelve (12) months of the Term of this Agreement, it may not be commercially feasible for Baxter (a) to immediately strictly comply with the labeling, product inserts and packaging requirements of Section 6 of this Agreement by changing the label copy, product inserts and packaging for Supplied Products to include Newco's label copy, product inserts, packaging, trademarks, trade names, service marks, logos or materials or (b) to fulfill the production rate requirements of Section 13.4A through 13.4C, inclusive, of this Agreement. Accordingly, Baxter and Newco agree that during the first twelve (12) months of the Term of this Agreement, Baxter will use its commercially reasonable best efforts to achieve full compliance with (a) the labeling, product inserts and packaging requirements of Section 6 of this Agreement and (b) the production rate requirements of Section 13.4A of this Agreement but shall not be deemed to be in breach of Sections 6 or 13.4 of this Agreement during such twelve (12) month period unless Baxter fails to comply with this Section 13.5. Any dispute between Baxter and Newco relating to Baxter's non-compliance with this Section
13.5 shall be referred to the Production Operating Team for resolution pursuant to Section 7.1 of this Agreement.

          14. INVENTORY. Baxter shall retain title to all raw materials and work in process relating to the Antibodies, Reagents and Reagent Kits, except that any of such items relating solely to the Antibodies, Reagents and Reagent Kits which become obsolete due to action of Newco or regulatory requirements shall, at Baxter's option, be purchased by Newco pursuant to Section 15 below to the extent they do not exceed ninety (90) days' normal usage, based on annual budgeted volume.

          15.  PRICING, BILLING AND PAYMENT.

          15.1 Fully Loaded Cost: During the first three (3) full years of the Term, the prices to Newco for the Antibodies, Reagents and Reagent Kits shall be Baxter's Fully Loaded Cost for such products.

          15.2 Fully Loaded Cost Plus: After the expiration of the first three (3) full years of the Term, the prices for Antibodies, Reagents and Reagent Kits shall be Baxter's Fully Loaded Cost for such products plus [Confidential Information Omitted] of such Fully Loaded Cost (unless Baxter and Newco otherwise agree in writing to a different price).

          15.3 Price Adjustments: The prices for Antibodies shall be adjusted as of every January 1 of each year of any Term, through Baxter's annual internal budgeting process, based on forecast changes in volume pursuant to the forecasting process set forth in Section 13, anticipated changes in materials prices and anticipated cost reductions resulting from Baxter's Value Improvement Process. The overall intent of the parties is the Antibodies shall be transferred at the prices described in Sections 15.1 and 15.2, as adjusted for future changes in Baxter's costs of production (taking into account Section 15.4 hereof).

          15.4 Unanticipated Volume, Materials Price or Overhead Changes: Cost variances shall be paid by or credited to the parties during the course of a calendar year based on unanticipated volume, materials price or overhead changes, as follows:


A. Cost variances based on volume changes shall be made only when orders exceed or are less than forecast activity by [Confidential Information Omitted] or more (excluding any increases attributable to earlier failures to supply firm orders) and shall cover only the difference between [Confidential Information Omitted] of the budgeted activity and the variance from budgeted activity. The adjustment will be based on [Confidential Information Omitted] of Baxter's standard overhead attributable to the difference from the planned volume.

               B. Cost variances based on materials price changes shall be made only when actual prices for total materials costs differ from those anticipated in the budgeting process by more than [Confidential Information Omitted]. The adjustment shall cover only the difference between [Confidential Information Omitted] of total budgeted materials cost and the variance from budgeted activity.

               C. Cost variances based on overhead cost changes caused by conditions, other than those described in 15.4(A) or 15.4(B) above, beyond Baxter's control shall be shared pro rata (based on changes in total plant overhead) by the parties or as they shall otherwise agree.

               D. Adjustments pursuant to this Section 15.4 will be determined as of the end of each calendar quarter (on a year to date basis) and reflected as an amount due and payable (or a credit receivable) spread ratably over the following three months.

               E. All pricing adjustments will be reviewed, but not for approval, by the Production Operating Teams and any dispute concerning such adjustments will be referred to the Manufacturing Oversight Committee and, if necessary, the Corporate Committee.

          15.5 Billing and Payment: Baxter shall bill Newco as of the end of each calendar month for the Antibodies, Reagents and Reagent Kits shipped during such month. Newco shall pay such invoices within sixty (60) days of Newco's receipt thereof.

          16. FOREIGN CURRENCY CONVERSION. Where calculations of Baxter's Fully Loaded Cost relate to a currency other than United States dollars, all such calculations shall be calculated pursuant to Baxter's then current accounting policies and practices.

          17. WITHHOLDING TAXES. Where required to do so by applicable law, Newco shall withhold taxes required to be paid to a taxing authority on account of any payments to Baxter hereunder, and Newco shall furnish Baxter with satisfactory evidence of such withholding and payment in order to permit Baxter to obtain a tax credit or other relief as may be available under the applicable law. Newco shall cooperate with Baxter in obtaining exemption from withholding taxes where available under applicable law.

          18. INTEREST ON OVERDUE PAYMENTS. Interest shall accrue and be payable on all overdue payments owing by a party under this Agreement from the date due at the rate of [Confidential Information Omitted] per month (or the highest rate allowed by law, if lower), compounded annually, until fully paid (including full payment of such interest).

          19. DELIVERY. All shipments of Antibodies, Reagents and Reagent Kits shall be FOB the manufacturing facilities where such products are manufactured by or on behalf of Baxter. Except as specified in Section 13.4 above, all freight, insurance, and other delivery costs (and any customs duties) shall be paid by Newco. At the time of shipping the Antibodies, Baxter shall make appropriate viability tests to demonstrate the specified activity of the Antibodies prior to shipment. Newco shall bear the risk of loss for the Antibodies or any loss of activity of the Antibodies during shipment.

          20. TITLE. Title to all Antibodies shall pass to Newco (or Newco's designated distributor) when the Antibodies are placed on Newco's truck or Newco's designated carrier (or Newco's designated distributor's truck or designated carrier) at Baxter's Manufacturing Facility or when products distributed by Baxter pursuant to the Marketing, Sales and Distribution Agreement, of even date herewith, by and between Baxter and Newco, are placed in Baxter's designated finished goods inventory.

          21. CHANGES IN LABELING. Changes in Antibodies, Reagents or Reagents Kits labeling requested by Newco and the cost of labeling made obsolete by such changes will be paid for by Newco at Baxter's Fully Loaded Cost.

          22.  WARRANTIES.

          22.1 Warranty: Baxter warrants to Newco that the Antibodies, Reagents and Reagent Kits delivered to or at the direction of Newco hereunder
(i) will have been manufactured in accordance with the applicable specifications and procedures for the production of such Antibodies, Reagents and Reagent Kits, and in accordance with all applicable laws (including the Act); (ii) will not be adulterated or misbranded within the meaning of the Act as a result of acts or omissions by Baxter; and (iii) are free from defects in workmanship. Notwithstanding the foregoing, Baxter shall not be liable to Newco under subpart (ii) above as a result of any labels supplied by or affixed to such Antibodies, Reagents or Reagent Kits by Newco. This warranty shall be continuing and shall be binding on Baxter and its permitted successors and assigns and shall inure to the benefit of Newco and its permitted successors and assigns. WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE NOT GIVEN BY BAXTER AND ANY SUCH IMPLIED WARRANTIES ARE SPECIFICALLY DISCLAIMED.

          22.2 Baxter Indemnity: Subject to Section 28 below, Baxter agrees to indemnify Newco and hold it harmless from any liability, loss, expense, cost, claim or judgement arising out of any claim for property damage, personal injury or death which is caused by Baxter's (or its Subcontractor's) failure to manufacture the Antibodies, Reagents or Reagent Kits in accordance with the specifications and procedures, and with the laws, regulations, rules, orders and notices, and with the quality system and Standard Operating Procedure System described in Sections 8.3 and 12.2 above and which are applicable to Baxter or such Subcontractor thereunder, as the case may be. At Baxter's expense, Newco shall cooperate fully with Baxter in defending or otherwise resolving any such claim. Baxter shall have full control of any litigation brought against Newco with respect to any claim that is indemnifiable by Baxter hereunder; but Newco may, at its expense, also be represented by its own counsel in any such litigation.

          22.3 Newco Indemnity: Subject to Section 28 below, Newco agrees to indemnify Baxter and hold it harmless from any liability, loss, expense, cost, claim or judgement arising out of any claim for property damage, personal injury or death which is caused by defects in the products, design, specifications, procedures, product drawings/blueprints, label copy or resulting from the use of the Antibodies, Reagents or Reagent Kits; provided, however,
                                                          --------  -------
that Newco will have no liability to Baxter whatsoever with respect to any liability, loss, expense, cost, claim or judgment arising out of any claim for property damage, personal injury or death which is caused by defects in the designs, specifications, procedures, or product drawings/blueprints acquired by Newco from Baxter pursuant to the Acquisition Agreement, except defects in modifications to such designs, specifications, procedures, or product drawings/blueprints made by Newco subsequent to its acquisition thereof. At Newco's expense, Baxter shall cooperate fully with Newco in defending or otherwise resolving any such claim. Newco shall have full control of any litigation brought against Baxter with respect to any claim that is indemnifiable by Newco hereunder; but Baxter may, at its expense, also be represented by its own counsel in such litigation.

          22.4 Indemnification for Infringement: Newco shall defend, indemnify and hold Baxter harmless with respect to any liability incurred by Baxter as a result of activities under this Agreement with respect to any claim of patent, trade name, trademark or copyright infringement or misuse (i) with respect to any Antibodies, Reagents or Reagent Kits, any Isolex(R) or Maxsep(R) Products, or other products which are not being manufactured or supplied by Baxter

(or its third party subcontractor) for or to Newco under this Agreement or an agreement having the same date as this Agreement (or an extension of renewal thereof); or (ii) arising from any modification to product designs, specifications, procedures or product drawings/blueprints made by Newco subsequent to its acquisition thereof from Baxter. At Newco's expense, Baxter shall cooperate fully with Newco in defending or otherwise resolving any such charges of infringement or misuse. Newco shall have full control of any litigation brought against Baxter alleging such infringement or misuse, but Baxter, may at its expense, also be represented by its own counsel in any such litigation.


          23.  INSURANCE.

          23.1 Baxter Insurance: During the Term, Baxter shall procure and maintain, through self-insurance or a combination of self-insurance and commercially placed insurance, comprehensive general liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than [Confidential Information Omitted] combined single limit including coverage for product and completed operations, blanket contractual liability and vendor's liability. Baxter shall, within sixty (60) days of the date of this Agreement, furnish a certificate of insurance to Newco evidencing the foregoing coverages and limits and thereafter shall give at least thirty (30) days prior notice to Newco of any termination, expiration without renewal, or material change to such insurance, coverage or limits.

          23.2 Newco Insurance: During the Term, Newco shall procure and maintain, through self-insurance or a combination of self-insurance and commercially placed insurance, comprehensive general liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than [Confidential Information Omitted] combined single limit including coverage for product and completed operations, blanket contractual liability and vendor's liability. Newco shall, within sixty (60) days of the date of this Agreement, furnish a certificate of insurance to Baxter evidencing the foregoing coverages and limits and thereafter shall give at least thirty (30) days prior notice to Baxter of any termination, expiration without renewal, or material change to such insurance, coverage or limits.

          24. DISCONTINUANCE OF PRODUCT LINE. Subject to Section 25 below, if Newco wishes to discontinue a product or product line which includes any Antibodies, Reagents or Reagent Kits (subject to Newco's obligations under the Marketing, Sales & Distribution Agreement), Newco shall give Baxter six (6) months' prior written notice thereof and the parties will negotiate appropriate closure conditions which provide for recovery by Baxter of the related overhead costs, any related investment (including any dedicated or additional equipment purchased by Baxter exclusively to support the discontinued product line) and related direct out-of-pocket expenses.

          25. RIGHT OF FIRST OFFER. In the event Newco elects to abandon and/or discontinues substantially all efforts to develop or market (or to have developed or marketed) the Antibodies, Reagents or Reagent Kits, or any of them (the "Discontinued Products"), within the Product Field or any sub-field thereof and Newco elects to sell Newco's right to make, have made, use and sell the
---
Discontinued Products in the Product Field, or any sub-field thereof, to a third party, Baxter shall have a right of first offer to obtain an exclusive worldwide license to make, have made, use and sell, in such Product Field or sub-field, those Discontinued Products. After Newco notifies Baxter of Newco's intention to sell such right, Baxter will have sixty (60) days to respond to Newco and to negotiate the material terms and conditions of such a license. The terms and conditions of such a license shall be negotiated by Newco and Baxter, bargaining in good faith, and documented in a written agreement, signed by authorized representatives of both parties. If, after notice to Baxter and expiration of sixty (60) days without completed negotiation of the material terms of a license agreement, Newco desires to enter into an agreement with a third party on terms and conditions that are less favorable to Newco than the terms and conditions offered by or to Baxter (a "New Offer"), then Newco must give Baxter notice and an additional thirty (30) days to respond to Newco's offer on substantially the same terms and conditions as those of the New Offer. The culmination of any transaction pursuant to this Section 25 is subject to the parties entering into a definitive agreement on terms which are agreeable to each of the parties, in their sole discretion.

          26.  TERMINATION.

          26.1 Expiration: This Agreement, and any licenses granted hereunder, shall terminate upon the earlier to occur of the expiration of the Term or a termination pursuant to Section 26.2 below.

          26.2 Early Termination: A non-breaching party may terminate this Agreement, and may terminate any licenses granted by such party hereunder, if any of the following events (each is herein referred to as a "Material Breach") occur:


A. A party fails to pay any amount owing under this Agreement on the date(s) specified for such payment and such failure shall continue for sixty (60) days after written notice of such failure by the other party to this Agreement;

               B. A party shall default in the performance of or compliance with any material covenant contained in this Agreement or the Non-Compete Agreement (other than a failure to make a payment described in Section 26.2A above) which shall continue uncured beyond the applicable grace period therefor, or if a party shall default in the performance of or compliance with any covenant contained in the Marketing,

     Sales and Distribution Agreement and such default results in termination of the Marketing, Sales and Distribution Agreement; or the Marketing, Sales and Distribution Agreement is rejected in the course of the bankruptcy of the non-terminating party;

               C. A receiver, conservator, custodian, liquidator or trustee of a party or of all or any of the property of a party, is appointed by court order and such order remains in effect for more than ninety (90) days; or an order for relief is entered under the federal bankruptcy laws with respect to a party; or any of the material property of a party is sequestered by court order and such order remains in effect for more than ninety (90) days; or a petition is filed against a party under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within ninety (90) days after such filing;

               D. A party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

               E. A party makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the party, or of all or any part of its property.

          26.3 Return of IT Assets: In addition to any other rights or remedies the parties may have upon termination of this Agreement at law or in equity, Baxter agrees that Baxter shall, upon termination and payment in full to Baxter of any unpaid amounts due under this Agreement by Newco, deliver at Newco's direction, and at Newco's sole risk of loss and expense, any and all IT Assets, any and all other specifications, drawings/blueprints and other documents relating solely to the Antibodies, Reagents or Reagent Kits then held by, or under the control of, Baxter pursuant to this Agreement and copies of any and all other specifications, product drawings/blueprints and procedures required for the manufacture of the Antibodies, Reagents and Reagent Kits.

          27. FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest, intervention of any governmental authority or cell death due to neither party's actions, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

          28. LIMITATION OF LIABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT TORT LIABILITY (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY OR LIQUIDATED DAMAGES.

          29. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental authority, or any agency or political subdivision thereof, Baxter shall assume all legal obligations to do so.

          30. EXPORT CONTROL. Baxter shall observe all applicable United States and foreign laws with respect to the transfer of all Antibodies, Reagents and Reagent Kits to or on behalf of Newco between nations, countries or other sovereign states.

          31. NOTICES. All notices required under this Agreement shall be in writing, and all such notices and other written communications (including product orders and invoices) shall be delivered either by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two (2) days of facsimile transmission), addressed to each party as follows:

If to Baxter, such notices shall be delivered to:

                    President
                    Baxter Biotech Group

                    with a copy to:

                    General Counsel
                    Baxter Healthcare Corporation

If to Baxter, other written communications shall be delivered to:

                    President
                    Venture Management
                    Baxter Biotech Group

                    with a copy to:

                    Associate General Counsel
                    Baxter Healthcare Corporation

If to Newco, such notices shall be delivered to:

                    President
                    BIT Acquisition Corp.

                    with a copy to:

                    Epstein Becker & Green, P.C.
                    250 Park Avenue
                    New York, NY  10177
                    Attn: Lowell S. Lifschultz, Esq.

If to Newco, other written communications shall be delivered to:

                    President
                    BIT Acquisition corp.

                    with a copy to:

                    Vice President
                    BIT Acquisition Corp.

or such other address as any such party may designate in writing and delivered to the other party hereto pursuant to this Section 31. All such notices or other written communications shall be deemed to have been received by the addressee if delivered by: hand or by a nationally recognized overnight delivery service (with delivery charges prepaid) at the time of delivery; by first class, registered or certified United States mail (postage prepaid), three (3) business days after delivery thereof to the United States Postal Service; or by facsimile transmission, at the time of transmission.

          32.  DISPUTE RESOLUTION.

          32.1      Provisional Remedies:  The procedures specified in this
Section 32 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement;

provided, however, that a party, without prejudice to these procedures, may seek
--------  -------
a preliminary injunction or other provisional relief if, in its sole judgement, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action, the parties will continue to participate in good faith in the procedures specified in this Section 32.

          32.2 Negotiations Between Executives: The parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section
32) promptly by negotiations under the procedures set forth in Section 7 concerning referral of disputes to the Corporate Committee.

          32.3 Arbitration: In the event that any dispute arising out of or relating to this Agreement or its breach, termination or validity has not been resolved after good faith negotiation pursuant to the procedures of Section 32.2, such dispute shall upon written notice by either party to the other, be finally settled by arbitration administered by the Center for Public Resources in accordance with the provisions of its Commercial Arbitration Rules and the United Stated Federal Arbitration Act, as modified below:


A. The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators all of whom shall be selected from a list of neutral arbitrators supplied by the Center for Public Resources. From such list, each of Baxter and Newco shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

               B. The arbitration proceedings shall be conducted in Los Angeles County or Orange County in the State of California.

               C. Any party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the party pending the decision of the arbitrators.

               D. The parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the Commercial Arbitration Rules of the Center for Public Resources. All discovery shall be completed within sixty (60) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

               E. Each party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators, provided that the chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

               F. The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

               G. The arbitrators are empowered to order money damages in compensation for a party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however, that the
                                          --------  -------
     arbitrators will have no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing party's actual damages.

          32.4 Performance During Dispute: Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

          33. CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, without application of conflicts of law principles, and, subject to Section 32 above, each party hereby submits to the jurisdiction and venue of any state or federal court in the State of Delaware. To the extent permissible by law, each of the parties hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not assert, any rights such party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Delaware law.

          34. PROVISIONS CONTRARY TO LAW/SEVERABILITY. In performing this Agreement, the parties hereto shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any applicable law, the applicable law shall prevail. In the event any provision of this Agreement conflicts with any applicable law or is otherwise determined by an arbitrator or court having valid jurisdiction thereof to be unenforceable, the affected provision of this Agreement shall be deemed to have been modified to the extent necessary so as not to conflict with the applicable law or to be unenforceable or, if such modification is not possible, such provision shall be deemed to have been deleted herefrom, without affecting, impairing or invalidating the remaining provisions of this Agreement.

          35. ENTIRE AGREEMENT. This Agreement, together with any exhibits or schedules attached hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

          36. WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing signed by the party to be bound by such waiver, modification, release or amendment.

          37. NO OTHER LICENSES. Except as permitted by Section 5 or Section 6 of this Agreement, or as may otherwise be agreed to by the parties in writing, neither party shall use the name of the other party in any promotional materials or advertising without the prior written consent of the other party. Except as necessary for the production of the Antibodies, Reagents and Reagent Kits as set forth in Section 5 and Section 6 of this Agreement, and subject to Section 26 above, nothing in this Agreement shall grant to either party any right to the other party's intellectual property, including patents, patent applications, technology, know how, inventions, copyrights, trademarks, service marks, logos or trade names ("Intellectual Property"). Neither party shall at any time assert any claim to any goodwill, reputation or ownership of the other party's Intellectual Property and all uses of a Party's Intellectual Property shall inure to the benefit of that party.

          38. ASSIGNMENT. Newco may assign its rights and obligations under this Agreement to any Affiliate of Newco without the prior written consent of Baxter, provided that such Affiliate is owned, directly or indirectly, by Baxter and VIMRx in substantially the same properties as Newco is owned. Baxter may assign its rights and obligations hereunder to any Affiliate of Baxter without prior notice to or consent of Newco. No assignment by Baxter or by Newco, or by any permitted assignee, shall be effective unless and until the assignee shall have agreed to become bound by the provisions of the Non-Compete Agreement to the same extent and in the same manner as Baxter (in the case of a Baxter assignee) or Newco (in the case of a Newco assignee) is bound. No party hereto may assign any of its rights or obligations under this Agreement, unless and to the extent expressly permitted in this Section 38. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties' permitted successors and assigns.

          39. INDEPENDENT PARTIES. By virtue of this Agreement, neither party constitutes the other as its agent (except as may otherwise be expressly provided herein), partner, joint venture, or legal representative and neither party has express or implied authority to bind the other in any manner whatsoever.

          40. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

          41. RULES OF CONSTRUCTION. In this Agreement, unless a clear contrary intention appears:


A.   The singular number includes the plural number and vice versa;

               B. Reference to any party includes such party's permitted successors and assigns;

               C. Reference to any gender includes the other gender;

               D. Reference to any Section, Exhibit or Schedule means such section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

               E. "Herein," "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

               F. "Including" (and with the correlative meaning "include") means including without limiting the generality of any description preceding such term;

               G. Relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding" and "through' means "through and including";

               H. Reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

               I. Accounting terms used herein shall have the meanings historically attributed to them by Baxter International Inc., a Delaware corporation, and its subsidiaries prior to the date hereof;

               J. In the event of any conflict between any of the provisions of the body of this Agreement and any exhibit or schedule hereto, the provisions of the body of this Agreement shall control;

               K. The headings contained in this Agreement have been inserted for convenience of reference only, and are not to be used in construing this Agreement; and

               L. Any rule of construction or interpretation which might otherwise require this Agreement to be construed or interpreted against either party shall not apply to any construction or interpretation hereof.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.


                                    BAXTER HEALTHCARE CORPORATION


                                    By:_________________________________
                                    Name:
                                    Title:


                                    BIT ACQUISITION CORP.


                                    By:_________________________________
                                    Name:
                                    Title: